Exhibit 99.1

              SureWest Declares Quarterly Cash Dividend

    ROSEVILLE, Calif.--(BUSINESS WIRE)--July 27, 2005--Leading independent telecommunications holding company SureWest Communications (Nasdaq:SURW) announced that its board of directors declared a regular, quarterly cash dividend of $0.25 per share, payable September 15, 2005, to shareholders of record at the close of business on August 31, 2005. This represents the 208th consecutive quarterly dividend declared by the SureWest board of directors. SureWest has approximately 10,000 shareowners holding approximately 14.6 million total shares outstanding.

                    Amount         Payable Date        Record Date
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Regular Cash        $0.25           9-15-2005           8-31-2005
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    About SureWest

    With 90 years in Northern California, SureWest and its family of companies represent an integrated network of highly reliable advanced communications products and services. SureWest provides digital TV, fiber optics, PCS wireless, DSL, high-speed Internet access, data transport, local and long distance telephone service, and directories with the highest standards of customer care. For more information, visit the SureWest Web site at www.surewest.com.

    CONTACT: SureWest Communications
             Karlyn Oberg, 916-786-1799
             k.oberg@surewest.com